Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Incorporated Location	Holding Company (1) or Subsidiary (2)	Percentage Owned
Diodes Taiwan Inc.	Taiwan	2	100%
Shanghai Kaihong Electronic Co., Ltd.	China	2	95%
Diodes FabTech Inc.	Delaware	2	100%
Diodes Hong Kong Limited	Hong Kong	2	100%
BCD (Shanghai) Micro-Electronics Limited	China	2	100%
Diodes (Shanghai) Investment Company Limited	China	1	100%
Diodes Technology (Chengdu) Company Limited	China	2	95%
Shanghai Kaihong Technology Company Limited	China	2	95%
Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd.	China	2	100%
Diodes International B.V.	Netherlands	1	100%
Diodes Hong Kong Holding Company Limited	Hong Kong	1	100%
Diodes Investment Company	Delaware	1	100%
Diodes Holdings UK Limited	United Kingdom	1	100%
Diodes Zetex Semiconductors Limited	United Kingdom	2	100%
Diodes Zetex Neuhaus GmbH	Germany	2	100%
Diodes Zetex GmbH	Germany	2	100%
Diodes Zetex Limited	United Kingdom	2	100%
BCD Semiconductor Manufacturing Limited	Cayman Islands	2	100%
Zetex (Chengdu) Electronics Company Limited	China	2	95%

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Diodes Incorporated are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.